Exhibit 2

Appendix 3F

Final share buy-back notice

Rule 3.8A

Appendix 3F

Final share buy-back notice

(except minimum holding buy-back)

Introduced 1/9/99. Origin: Appendices 7D and 7E. Amended 30/9/2001.

Information and documents given to ASX become ASX’s property and may be made public.

Name of entity	ABN

Rinker Group Limited	53 003 433 118

We (the entity) give ASX the following information.

Description of buy-back

1.	Type of buy-back	On-market

Details of all shares bought back

2	Number of shares bought back	26,203,823

3	Total consideration paid or payable for the shares	$393,962,150

4	If buy-back is an on-market buy-	highest price: $17.81
	back - highest and lowest price paid	date: 28 February 2006

		lowest price: $12.56
		date: 6 June 2005

+ See chapter 19 for defined terms.

Compliance statement

1.	The company is in compliance with all Corporations Act requirements relevant to this buy-back.

2.	There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here:	/s/ Peter Abraham	Date: 26 May 2006
(Company secretary)

Print name:	Peter Abraham

== == == == ==

+ See chapter 19 for defined terms.